EXHIBIT 23.1




               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 15, 2001, with respect to the balance sheet of ATEL Capital Equipment Fund IX, LLC (a development stage enterprise) at December 31, 2000, and its changes in members' capital and cash flows for the period from September 27, 2000 (inception) through December 31, 2000, included in the Supplement dated April 30, 2001 to the Registration Statement (Form S-1 No. 333-47196) and the related Prospectus of ATEL Capital Equipment Fund IX, LLC for the registration of 15,000,000 limited liability company units.



                                             /s/ ERNST & YOUNG LLP

May 29, 2001
San Francisco, California